Exhibit 99.1
COLONY NORTHSTAR ANNOUNCES
FOURTH QUARTER 2016 FINANCIAL RESULTS
AND POST-MERGER UPDATE

Los Angeles, CA and New York, NY, February 28, 2017 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar” or the “Company”) today announced fourth quarter 2016 financial results for its predecessor, NorthStar Asset Management Group Inc. (“NSAM”), Colony Capital, Inc. (“Colony”) and NorthStar Realty Finance Corp. (“NRF”), which closed their merger on January 10, 2017. Because the merger closed after December 31, 2016, these results reflect the pre-merger, stand-alone results for each of the three companies.

Updates

•	Completed largest real estate merger announced in 2016 to create Colony NorthStar, Inc., a global, diversified equity REIT with $56 billion of assets under management

•
Merger integration substantially complete with greater than 75% of the originally identified $115 million of annualized synergies and greater than 65% of the estimated $80 million of annualized cash synergies achieved to date with the balance expected to be achieved by year end on a run rate basis

•
Declared a quarterly cash dividend of $0.27 per CLNS common share of Class A and Class B common stock for the first quarter of 2017, which will be prorated to $0.24 per share for the period from January 11, 2017 to March 31, 2017

◦
In January 2017, former Colony and NRF stockholders received stub dividends for the period from January 1, 2017 through January 10, 2017 and former NSAM stockholders received a one-time special dividend of $1.16 per NSAM common share

•	Completed or under contract asset monetizations include the following:

◦	Completed a $783 million sale of a portfolio of medical office buildings, at an approximate 5.6% cap rate, resulting in net proceeds of $81 million;

◦	Completed a sale of an 18.7% preferred joint venture interest in the Company’s healthcare portfolio resulting in net proceeds of $340 million, representing an implied 6.1% cap rate; and

◦	Under contract for the sale of entire manufactured housing communities portfolio for $2.0 billion, which is expected to generate net proceeds of $615 million

•
Significant liquidity of approximately $1.2 billion, including $615 million expected from the sale of the manufactured housing communities portfolio, and more than $1 billion of additional liquidity expected throughout 2017 from future monetizations of existing non-core investments available for deployment in core verticals and other real estate investments, stock repurchases and/or debt paydowns

•	Repaid $921 million of term loans at NSAM and NRF

•	Increased revolving credit facility to $1.0 billion from $850 million

•	CLNS Board of Directors authorized $300 million common stock repurchase program

•	CLNS added to the MSCI U.S. REIT Index (RMZ) as a top quartile constituent by equity market capitalization

•	Updating Core FFO guidance for the year ending 2017 to a range of $1.40 to $1.58 per share

“We're off and running as Colony NorthStar Inc. and couldn't be more excited about our future,” said Richard B. Saltzman, Chief Executive Officer. “With the tri-party merger closing last month now behind us, we're focused completely on realizing the many benefits of significantly improved scale and capabilities all efficiently housed under one roof. Simultaneously, our aim is to simplify our portfolio investments and business lines as quickly as possible. The resultant streamlined organization will be a leading diversified equity REIT with a concentration in select areas demonstrating the most favorable supply/demand dynamics globally that further benefits from an embedded best-in-class investment management operation. We expect to make substantial progress towards this goal during 2017 and have all of this in place no later than the end of next year.”

NSAM Fourth Quarter 2016 Financial and Selected Operating Results
For the fourth quarter 2016, NSAM reported net loss attributable to common stockholders of $(11.1) million, or $(0.06) per basic share. CAD was $37.7 million, or $0.20 per share.

NSAM’s net loss attributable to common stockholders and CAD for the fourth quarter 2016 compared to the third quarter 2016 included, among other things, higher compensation expenses incurred in connection with the closing of the merger of approximately $(15) million, or $(0.08) per share.

For more information and a reconciliation of net income/(loss) to common stockholders to CAD, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.
Retail Companies

•	Total aggregate asset management and other fees of $20.7 million earned during the fourth quarter 2016

•	Cash available for investment of $459.2 million as of December 31, 2016

•	Total capital raised of approximately $76.5 million during the fourth quarter 2016 and approximately $398.8 million during 2016

•	Total investments of $169.6 million during the fourth quarter 2016

(in millions, except as noted)	NorthStar Income	NorthStar Healthcare	NorthStar Income II	NorthStar/RXR NY Metro Real Estate	Total

Capital Raising Status	Completed July 2013	Completed January 2016	Completed November 2016	Active
Primary Strategy	CRE Debt	Healthcare Equity and Debt	CRE Debt	NY Metro Area CRE Equity and Debt
Offering Size	$1.2 billion(1)	$2.1 billion(1)	$1.65 billion(1)	$2.0 billion(1)	$6.95 billion
Capital Raised
Q4 2016	$10.6	$16.9	$42.5	$6.5	$76.5
Full Year 2016	43.5	68.6	278.2	8.5	398.8
Inception to 12-31-16	1,283.7	1,869.3	1,139.5	10.5	4,303.0
Investments(2)
During Q4 2016	46.5	57.5	59.5	6.1	169.6
As of 12-31-16	1,693.5	3,277.7	1,760.7	11.0	6,742.9
Cash as of 12-31-16	153.4	223.1	78.1	4.6	459.2
Fees earned during Q4 2016
Asset management fees	5.0	8.4	5.3	—	18.7
Acquisition fees	0.4	0.1	0.2	—	0.7
Disposition fees	1.1	0.1	0.1	—	1.3
Total fees	$6.5	$8.6	$5.6	$—	$20.7
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1)	Represents dollar amount of shares registered to offer pursuant to each company's public offering, distribution reinvestment plan, and follow-on public offering.

2)
Based on cost for real estate equity investments, which includes net purchase price allocation related to intangibles, deferred costs and other assets, if any, committed principal amount for real estate debt and securities and carrying value plus deferred acquisition prices for limited partnership interests in private equity funds.

New Retail Products

•
NorthStar Real Estate Capital Income Fund, a closed-end fund with an aggregate proposed offering amount of $3.2 billion, which has a registration statement that was declared effective by the SEC in May 2016, will focus mainly on commercial real estate debt investments. This information does not constitute an offer to sell or to purchase any securities.

•
NorthStar/Townsend Institutional Real Estate Fund Inc. is a closed-end interval fund with an aggregate proposed offering amount of $1.0 billion, which filed with the SEC a registration statement on Form N-2. This information does not constitute an offer to sell or to purchase any securities.

Townsend
During the fourth quarter 2016, Townsend generated $19.3 million of revenues and $9.8 million of Adjusted EBITDA, on a 100% consolidated basis. The Company has an approximate 84% interest in Townsend.

NorthStar Realty Europe (NYSE: NRE)
Base management fee of $3.5 million earned during the fourth quarter 2016.

Colony Fourth Quarter 2016 Financial and Selected Operating Results
For the fourth quarter 2016, Colony reported net loss attributable to common stockholders of $(16.8) million, or $(0.15) per basic share. Core FFO was $49.4 million, or $0.37 per basic share, and FFO was $(1.0) million, or $(0.01) per basic share.

Colony’s net loss attributable to common stockholders, FFO and Core FFO for the fourth quarter 2016 compared to the third quarter 2016 included, among other things, increased tax provisions of approximately $(4) million, or $(0.03) per basic share and increased provisions for loan losses, which are not expected to be recurring, of approximately $(6) million, or $(0.05) per basic share.

For more information and a reconciliation of net income/(loss) to common stockholders to FFO and Core FFO, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Fourth Quarter 2016 Operating Results and Investment Activity by Segment
Colony held investment interests in five reportable segments: Industrial, Single Family Residential Rentals, Other Real Estate Equity, Real Estate Debt and Investment Management.

Equity: Industrial
Colony’s interest in the U.S. industrial portfolio (“Colony U.S. Industrial”) was an average 52% during the fourth quarter of 2016. With additional commitments drawn in the open-end fund during the fourth quarter of 2016, Colony’s interest in Colony U.S. Industrial is approximately 49% as of December 31, 2016. The Company continues to own a 100% interest in the related operating platform. Colony U.S. Industrial primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

As of December 31, 2016, Colony U.S. Industrial’s portfolio consisted of 346 primarily light industrial buildings totaling 37.6 million square feet across 15 major U.S. markets and was 96% leased. During the fourth quarter, Colony U.S. Industrial’s same store portfolio produced recurring revenue growth of 2.5% and net operating income growth of 9.1% over the same period last year and sequential quarter-over-quarter recurring revenue growth of 0.5% and net operating income growth of 0.6%. Colony U.S. Industrial’s same store portfolio is defined as buildings in operation throughout the full periods presented under the comparison and included 307 and 322 properties in the year-over-year and quarter-over-quarter comparisons, respectively. During the fourth quarter 2016, this segment’s net loss attributable to common stockholders was $(5.2) million, while Core FFO was $12.2 million.

On September 30, 2016, Colony held a closing for its first open-end fund, which invests in the U.S. industrial market and has received $311 million of third-party commitments to date representing a 22% interest in the Colony U.S. Industrial portfolio. The Company holds a 49% interest in Colony U.S. Industrial and other long-term third party capital represents the balance of ownership.

Equity: Single Family Residential Rentals
Colony’s investment in Single Family Residential Rentals included 15.1 million shares in Colony Starwood Homes (NYSE:SFR), which represents a 14.0% ownership based on the total common shares and OP units outstanding. Separately, Colony owned a $58 million share of the net book value in Colony American Finance, which represents a 17.4% ownership. As of December 31, 2016, Colony’s interest in SFR had a carrying value of $316 million. Based on SFR’s closing share price of $32.54 on February 24, 2017, the Company’s interest in SFR was valued at $492 million. During the fourth quarter 2016, this segment’s net loss attributable to common stockholders was $(0.5) million, while Core FFO was $8.6 million.

Other Real Estate Equity
Colony’s investment in Other Real Estate Equity included triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and preferred equity investments meeting certain risk and return profiles. During the fourth quarter 2016, this segment’s net income attributable to common stockholders was $11.9 million and Core FFO was $18.8 million.

Real Estate Debt
Colony’s investment in Real Estate Debt included originations and acquisitions of senior loans and subordinated debt, including preferred equity investments meeting certain risk and fixed return parameters. During the fourth quarter 2016, this segment’s net income attributable to common stockholders was $31.9 million and Core FFO was $46.5 million.

Real Estate Investment Management
Colony’s Real Estate Investment Management segment included the business and operations of managing Colony-sponsored funds and other investment vehicles for third-party investors. As of December 31, 2016, Colony had $16.8 billion of AUM and $6.9 billion of FEEUM compared to $18.1 billion of AUM and $7.8 billion of FEEUM as of September 30, 2016. AUM and FEEUM decreased primarily due to the investment realizations in legacy funds being in excess of both new capital commitments and an increase of the fair value of investments under management. For the fourth quarter 2016, this segment’s net income attributable to common stockholders for the quarter was $3.6 million while Core FFO was $6.4 million.
NRF Fourth Quarter 2016 Financial and Selected Operating Results
For the fourth quarter 2016, NRF reported net income attributable to common stockholders of $61.6 million, or $0.34 per basic share. CAD was $48.4 million, or $0.26 per share.

NRF net income attributable to common stockholders and CAD for the fourth quarter 2016 compared to the third quarter 2016 included, among other things, the following items: 1) lower earnings due to seasonality in the hotel business of approximately $(19) million, or $(0.11) per share; 2) loss of income from assets sold in the third and fourth quarters of approximately $(7) million, or $(0.04) per share; 3) lower income from interests in private equity funds of approximately $(4) million, or $(0.02) per share; and 4) non-recurring audit and other general and administrative expenses of approximately $(3) million, or $(0.02) per share.

For more information and a reconciliation of net income to common stockholders to CAD, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

NRF Portfolio Results
Same-store results are presented for direct real estate properties that NRF owned during the full quarter ended December 31, 2016 and full quarter ended December 31, 2015. Portfolio results exclude the manufactured housing communities portfolio, which is under contract to be sold.

Healthcare Real Estate
For the fourth quarter 2016, combined healthcare portfolio NOI was $91.8 million. Same store fourth quarter 2016 NOI was $80.4 million compared to same store fourth quarter 2015 NOI of $79.5 million. Applying the average currency exchange rates from the fourth quarter 2015, same store 2016 NOI would have been $81.5 million.

The following table presents NOI and selected operating metrics by property types in our healthcare real estate segment:

	NOI	NOI - Same Store		Occupancy % - Same Store (2)		Lease (EBITDAR) Coverage - Same Store (2)
(In millions)	Q4 2016	Q4 2016	Q4 2015	Q4 2016	Q4 2015	Q4 2016	Q4 2015
Medical Office Buildings	$26.2	$14.8	$15.0	85.8%	87.7%	N/A	N/A
Senior Housing - Operating	18.3	18.3	17.0	88.1%	90.2%	N/A	N/A
Senior Housing - Triple Net Lease (1)	14.0	14.0	15.0	86.6%	88.1%	1.6x	1.5x
Skilled Nursing Facilities	28.2	28.2	27.5	84.2%	85.2%	1.4x	1.4x
Hospitals	5.1	5.1	5.0	62.8%	67.2%	3.3x	3.0x
Healthcare Real Estate Total	$91.8	$80.4	$79.5
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(1)
Applying the average currency exchange rates from the fourth quarter 2015, same store 2016 Senior Housing - Triple Net Lease NOI would have been $15.1 million and same store 2016 total healthcare real estate NOI would have been $81.5 million for the fourth quarter 2016.

(2)
Occupancy % for Senior Housing - Operating represents average of the presented quarter, MOB’s is as of last day in the quarter and for other types represents average of the prior quarter. Lease (EBITDAR) Coverage reflects the ratio of EBITDAR to cash rent on a trailing 12 month basis, as of September 30, 2016 and September 30, 2015.

Hotels
For the fourth quarter 2016, EBITDA was $57.7 million, RevPAR was $85, WA occupancy was 69.4% and EBITDA margin was 30.4% compared to EBITDA of $60.9 million, RevPAR of $86, WA occupancy of 70.3% and EBITDA margin of 32.1% for the fourth quarter 2015.

Net Lease Real Estate
For the fourth quarter 2016, NOI was $5.7 million, compared to NOI of $6.2 million for the fourth quarter 2015. Excluding rent concessions provided to a tenant that renewed its lease during 2016, fourth quarter 2016 NOI would have been $6.1 million.

Multifamily Real Estate
For the fourth quarter 2016, NOI was $2.1 million. For the fourth quarter 2016, same store NOI was $1.7 million, compared to same store NOI of $1.6 million for the fourth quarter 2015.

Multi-tenant Office Real Estate
For the fourth quarter 2016, NOI was $2.5 million, compared to NOI of $2.8 million for the fourth quarter 2015.
Interest in Private Equity Funds
For the fourth quarter 2016, aggregate gross distributions were $63.5 million, of which $14.3 million was income earned, and aggregate contributions totaled $0.2 million. As of December 31, 2016, aggregate portfolio net carrying value was $413.8 million.
Balance Sheet Real Estate Debt
For the fourth quarter 2016, aggregate portfolio income was $5.0 million. During the fourth quarter 2016, asset sales and repayments totaled $2.9 million. As of December 31, 2016, aggregate portfolio carrying value was $195.9 million.

Subsequent to the fourth quarter 2016, the Company sold a loan at carrying value for $34.0 million.
Repurchased N-Star CDO Bonds and Other Securities
For the fourth quarter 2016, aggregate portfolio income earned was $13.3 million, which includes $3.7 million related to repurchased CDO bonds that are eliminated in consolidation. As of December 31, 2016, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $429.8 million. As of December 31, 2016, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $139.1 million.

N-Star CDO Equity and Other Income
For the fourth quarter 2016, aggregate CDO equity distributions and other income was $12.1 million.

Asset Monetizations
During the fourth quarter 2016, NRF sold five multifamily properties for $158 million, at an approximate 6.5% cap rate, which resulted in net proceeds of approximately $43 million.

During the fourth quarter 2016 and first quarter 2017, NRF sold a subset of its medical office building portfolio for $783 million, at an approximate 5.6% cap rate, which resulted in net proceeds of approximately $81 million. This sale included 35 of the original 38 properties expected to be sold.

Subsequent to the fourth quarter 2016, the Company completed the previously announced sale of an 18.7% preferred joint venture interest in its healthcare real estate portfolio, which resulted in net proceeds of approximately $340 million, representing an implied 6.1% cap rate.

Post-Merger: Colony NorthStar Update

2017 Updated Guidance
The Company is updating its Core FFO guidance for the year ending 2017 to a range of $1.40 to $1.58 per share, but does not intend to provide updates to Core FFO guidance going forward. In comparison to the original 2017 guidance that was provided in the Investor Presentation related to the merger filed on June 7, 2016, the update includes lower earnings due primarily to: 1) less third party capital raising; 2) less cash available to deploy into investments resulting from the increase of the NSAM special dividend among other reasons; and, 3) accelerating the replacement of higher-yielding, non-core investments with lower-yielding investments that better fit the strategic direction of the Company. The updated 2017 guidance included in this press release is subject to the cautionary statements and limitations described in the Cautionary Statement Regarding Forward-Looking Statements section at the end of this press release.

Common Stock Repurchase Program
On February 23, 2017, the Company’s Board of Directors authorized the Company to purchase up to $300 million of its outstanding common stock through February 22, 2018.

Common Dividends
On January 20, 2017, the Company paid (i) a dividend of $0.04444 per share of common stock to former Colony stockholders representing a pro rata dividend for the period from January 1, 2017 through January 10, 2017 of the quarterly dividend rate of $0.40 per Colony share and (ii) a dividend of $0.04444 per share of common stock to former NRF stockholders representing a pro rata dividend for the period from January 1, 2017 through January 10, 2017 of the quarterly dividend rate of $0.40 per NRF share.

On January 27, 2017, the Company paid a one-time special dividend of $1.16 per share of NSAM common stock to former NSAM stockholders.

On February 23, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the first quarter of 2017, which will be prorated to $0.24 per share for the period from January 11, 2017 to March 31, 2017 and paid on April 17, 2017 to respective stockholders of record on March 31, 2017.

Preferred Dividends
On January 16, 2017, the Company paid quarterly cash dividends of (i) $0.53125 per share of 8.50% Series F Cumulative Redeemable Perpetual Preferred Stock, (ii) $0.46875 per share of 7.50% Series G Cumulative Redeemable Perpetual Preferred Stock, and (iii) $0.4453 per share of 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, in each case, to respective stockholders of record on December 30, 2016.

On February 15, 2017, the Company paid quarterly cash dividends of (iv) $0.54688 per share of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, (v) $0.51563 per share of 8.25% Series B Cumulative Redeemable Perpetual Preferred Stock, (vi) $0.55469 per share of 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, (vii) $0.53125 per share of 8.50% Series D Cumulative Redeemable Perpetual Preferred Stock, and (viii) $0.54688 per share of 8.75% Series E Cumulative Redeemable Perpetual Preferred Stock, in each case, to respective stockholders of record on February 10, 2017.

On February 23, 2017, the Company’s Board of Directors declared (i) quarterly cash dividends of (a) $0.54688 per share of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, (b) $0.51563 per share of 8.25% Series B Cumulative Redeemable Perpetual Preferred Stock, (c) $0.55469 per share of 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, (d) $0.53125 per share of 8.50% Series D Cumulative Redeemable Perpetual Preferred Stock, and (e) $0.54688 per share of 8.75% Series E Cumulative Redeemable Perpetual Preferred Stock, in each case, payable on May 15, 2017 to respective stockholders of record on May 10, 2017 and (ii) quarterly cash dividends of (f) $0.53125 per share of 8.50% Series F Cumulative Redeemable Perpetual Preferred Stock, (g) $0.46875 per share of 7.50% Series G Cumulative Redeemable Perpetual Preferred Stock, and (h) $0.4453 per share of 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, in each case, payable on April 17, 2017 to respective stockholders of record on March 31, 2017.

Asset Monetizations
The Company has entered into a definitive agreement to sell its entire manufactured housing communities portfolio for $2.0 billion, which will result in net proceeds of approximately $615 million. This transaction is expected to close in the first quarter 2017; however, there is no assurance this transaction will close on the terms anticipated, if at all.

Liquidity, Financing and Capital Markets
Concurrent with the closing of the merger, NSAM and NRF repaid in entirety their term loan borrowings of $0.5 billion and $0.4 billion, respectively, and Colony NorthStar amended and restated Colony’s revolving credit facility increasing commitments from $850 million to $1.0 billion and renewing the initial term to four years with two 6-month extension options.

As of February 24, 2017, the Company had a total of approximately $135 million of unrestricted cash, $500 million of undrawn capacity on its $1.0 billion revolving credit facility and expects to receive $615 million of net proceeds from the sale of the manufactured housing communities portfolio.

Stockholders’ Equity
As of February 24, 2017, the Company had approximately 564.3 million Class A and B common stock and restricted stock units outstanding and the Company’s operating partnership had approximately 34.3 million operating company units outstanding held by members other than the Company or its subsidiaries.
Assets Under Management (“AUM”)
As of December 31, 2016 the Company had $56 billion of AUM, pro forma for NRF asset monetizations as of February 24, 2017:

(In billions)	Amount	% of Grand Total

Balance Sheet (CLNS Pro Rata Share):
Healthcare	$3.9	7.0%
Industrial	1.2	2.1%
Hospitality	3.5	6.2%
Other Equity and Debt	6.5	11.6%
Balance Sheet Subtotal	15.1	26.9%

Investment Management:
Institutional Funds	11.0	19.6%
Retail Companies	6.8	12.1%
NorthStar Realty Europe (NYSE:NRE)	2.0	3.6%
Townsend	14.6	26.0%
Pro Rata Corporate Investments	6.6	11.8%
Investment Management Subtotal	41.0	73.1%

Grand Total	$56.1	100.0%

Non-GAAP Financial Measures and Definitions
Colony Fee-Earning Equity Under Management (“FEEUM”)
Colony Fee-Earning Equity Under Management refers to the equity for which Colony provided investment management services and from which it derived management fees and/or performance allocations. FEEUM is presented as of December 31, 2016, and included $0.3 billion of uncalled limited partner capital commitments which did not bear fees. Additionally, $0.3 billion pertained to FEEUM of Colony’s equity-method investment in a German-based asset management platform. Colony’s calculations of FEEUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

Colony Assets Under Management
Colony Assets Under Management refers to the assets for which Colony provided investment management services and included assets for which it may or may not charge management fees and/or performance allocations. AUM is presented as of December 31, 2016 and equaled the sum of: a) the gross fair value of investments held directly by Colony or managed by Colony on behalf of its private funds, co-investments, or other investment vehicles; b) leverage, inclusive of debt held by investments and deferred purchases prices; c) uncalled limited partner capital commitments which Colony was entitled to call from investors during the given commitment period at its discretion pursuant to the terms of their respective funds; and d) with respect to majority-owned and substantially controlled investments consolidated by Colony, gross assets attributable to third-party investors. Colony’s calculations of AUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

CLNS Assets Under Management
Refers to assets which the Company and its affiliates provides investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is generally based on reported gross carrying value or cost basis of managed investments as reported by each underlying vehicle at December 31, 2016, proforma for NRF asset monetizations, while legacy NRF real estate assets are based on preliminary merger purchase price accounting figures and retail companies and NorthStar Realty Europe are presented as of February 24, 2017. AUM further includes a) uncalled capital commitments and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share assets of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

NSAM Cash Available for Distribution (“CAD”)
NSAM believed that CAD provides investors and management with a meaningful indicator of operating performance. NSAM Management also used CAD, among other measures, to evaluate profitability. In addition, the incentive fees to which NSAM was entitled to pursuant to its prior management agreements with each of its NorthStar Listed Companies were determined using such NorthStar Listed Company’s CAD as a performance metric. NSAM believed that CAD is useful because it adjusted for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, unrealized gain (loss) on investments and other, realized gain (loss) on investments and other and asset impairment). NSAM adjusted for transaction costs because these costs are not a meaningful indicator of its operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments or restructuring of investments, which are expenses related to specific transactions.

NSAM calculated CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests attributable to NSAM’s Operating Partnership and the following items: equity-based compensation, depreciation and amortization related items, amortization of deferred financing costs, foreign currency gains (losses), impairment on goodwill and other intangible assets, straight-line rent, adjustments for joint ventures and investment funds, unrealized (gain) loss from fair value adjustments, realized gain (loss) on investments and transaction and other costs. These items, if applicable, included any adjustments for unconsolidated ventures. NSAM management also believed that quarterly distributions were principally based on operating performance and its board of directors included CAD as one of several metrics it reviewed to determine quarterly distributions to stockholders.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NSAM’s methodology for calculating CAD involved subjective judgment and discretion and may differ from the methodologies used by other comparable companies when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NRF Cash Available for Distribution
NRF believed that CAD provides investors and management with a meaningful indicator of operating performance. NRF also believed that CAD was useful because it adjusted for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, N-Star CDO equity interests, depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment, non-recurring bad debt expense and certain interest income and expense items). NRF adjusted for transaction costs because these costs were not a meaningful indicator of its operating performance. For instance, these transaction costs included costs such as professional fees associated with new investments or restructuring of investments, which are expenses related to specific transactions. NRF adjusted for N-Star CDO equity interests to represent the net economic interest generated from the N-Star CDO equity interests. This adjustment was a component of NRF’s ongoing return on such investments, and therefore, was adjusted in CAD as it provided investors and management with a meaningful indicator of NRF’s operating performance. Furthermore, CAD adjusted N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment. N-Star CDO bond discounts related to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par. These CDO bonds typically have a low interest rate and the majority of the return was generated from repurchasing the CDO bonds at a discount to expected recovery value. Because the return generated through the accretion of the discount was a meaningful contributor to NRF’s operating performance, such accretion was adjusted in CAD. The computation for the accretion of the discount under U.S. GAAP and CAD was the same. However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds were not presented as an investment but rather were eliminated in NRF’s consolidated financial statements. In addition, NRF adjusted for distributions and adjustments to joint venture partners, which represented the net return generated from NRF investments allocated to our non-controlling interests. For NRF’s owned hotels, NRF’s CAD calculation did not make an adjustment for furniture, fixtures and equipment (FF&E) reserves. CAD fluctuated from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believed that quarterly distributions were principally based on operating performance and NRF’s board of directors included CAD as one of several metrics it reviewed to determine quarterly distributions to stockholders.

NRF calculated CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; net economic interest generated from N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NRF’s methodology for calculating CAD involved subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Colony Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
Colony calculated funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

Colony computed core funds from operations ("Core FFO") by adjusting FFO for the following items, including Colony’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) stock compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (ix) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (x) non-real estate depreciation and amortization; (xi) change in fair value of contingent consideration; and (xii) deferred tax effect on the foregoing adjustments. Also, beginning with the first quarter of 2016, Colony’s share of Core FFO from its interest in Colony Starwood Homes (NYSE: SFR) represented its percentage interest multiplied by SFR's reported Core FFO, which may differ from Colony’s calculation of Core FFO. Refer to SFR's filings for its definition and calculation of Core FFO.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. Colony’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Colony used FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates, and operating costs. Colony also believed that, as widely recognized measures of the performance of REITs, FFO and Core FFO would be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO excludes depreciation and amortization and captures neither the changes in the value of Colony’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact Colony’s results from operations, the utility of FFO and Core FFO as measures of Colony’s performance was limited. Other equity REITs may not calculate FFO and Core FFO in accordance with the NAREIT definition and, accordingly, Colony’s FFO and Core FFO may not be comparable to such other REITs’ FFO and Core FFO. Accordingly, FFO and Core FFO should be considered only as supplements to net income as a measure of Colony’s performance.

NRF Net Operating Income (“NOI”)
NRF believed NOI was a useful metric of the operating performance of its real estate portfolio in the aggregate. Portfolio results and performance metrics represented 100% for all consolidated investments and represented NRF’s ownership percentage for unconsolidated joint ventures. Net operating income represented total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent; (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense; and (iv) less property operating expenses. However, the usefulness of NOI is limited because it excluded general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NRF’s methodology for calculating NOI involved subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Fourth Quarter 2016 Conference Call
The Company will conduct a conference call to discuss the financial results on Wednesday, March 1, 2017 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting March 1, 2017, at 10:00 a.m. PT / 1:00 p.m. ET, through March 8, 2017, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13653984. International callers should dial (412) 317-6671 and enter the same conference ID number.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, opportunistic equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management in excess of $56 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, the Company owns NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 17 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.  Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.  Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., Colony NorthStar’s liquidity, including its ability to complete identified monetization transactions and other potential sales of non-core investments, whether Colony NorthStar will be able to achieve a streamlined organization as a leading diversified equity REIT with a concentration in select areas demonstrating the most favorable supply/demand dynamics globally that further benefits from an embedded best-in-class investment management operation in the anticipated timeframe or ever, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability perform on the RMZ, Colony NorthStar’s leverage, including the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance.  Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the Securities and Exchange Commission.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements.  The forward-looking statements speak only as of the date of this press release.  Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Investor Contacts:

Colony NorthStar, Inc.
Darren Tangen
Executive Vice President and Chief Financial Officer
310-552-7230

or

Addo Investor Relations
Lasse Glassen
(310) 829-5400

(FINANCIAL TABLES FOLLOW)

NORTHSTAR ASSET MANAGEMENT GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015
Assets
Cash	$131,666	$84,707
Restricted cash	22,477	36,780
Receivables, net	71,423	93,809
Investments in unconsolidated ventures	55,836	88,069
Securities, at fair value	44,210	46,215
Intangible assets, net	201,631	—
Goodwill	243,328	—
Other assets	80,056	25,241
Total assets	$850,627	$374,821
Liabilities
Term loan, net	$468,425	$—
Credit facility	—	100,000
Accounts payable and accrued expenses	85,503	90,160
Commission payable	5,662	6,988
Other liabilities	30,847	930
Total liabilities	590,437	198,078
Commitments and contingencies
Redeemable non-controlling interests	74,525	—
Equity
NorthStar Asset Management Group Inc. Stockholders’ Equity
Performance common stock	52	42
Preferred stock	—	—
Common stock	1,884	1,857
Additional paid-in capital	250,997	208,318
Accumulated other comprehensive income (loss)	(280)	—
Retained earnings (accumulated deficit)	(68,541)	(35,152)
Total NorthStar Asset Management Group Inc. stockholders’ equity	184,112	175,065
Non-controlling interests	1,553	1,678
Total equity	185,665	176,743
Total liabilities and equity	$850,627	$374,821

NORTHSTAR ASSET MANAGEMENT GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Revenues
Asset management and other fees	$90,276	$77,257
Selling commission and dealer manager fees	7,688	39,543
Other income	1,555	75
Total revenues	99,519	116,875
Expenses
Commission expense	7,629	36,379
Interest expense	6,947	778
Transaction costs	15,314	8,018
Other expenses	2,311	669
General and administrative expenses
Compensation expense (1)	52,273	33,941
Other general and administrative expenses	10,224	10,462
Total general and administrative expenses	62,497	44,403
Depreciation and amortization	2,666	525
Total expenses	97,364	90,772
Unrealized gain (loss) on investments and other	5,706	(3,852)
Realized gain (loss) on investments and other	(15,353)	—
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(7,492)	22,251
Equity in earnings (losses) of unconsolidated ventures	(688)	2,461
Income (loss) before income tax benefit (expense)	(8,180)	24,712
Income tax benefit (expense)	(1,691)	(5,701)
Net income (loss)	(9,871)	19,011
Net (income) loss attributable to non-controlling interests	91	(182)
Net (income) loss attributable to redeemable non-controlling interests	(1,280)	—
Net income (loss) attributable to NorthStar Asset Management Group Inc. common stockholders	$(11,060)	$18,829
Earnings (loss) per share:
Basic	$(0.06)	$0.10
Diluted	$(0.06)	$0.10
Weighted average number of shares:
Basic	183,552	186,278
Diluted	185,316	188,576
___________________________________________________

(1)	The three months ended December 31, 2016 and 2015 includes $16.0 million and $14.3 million of equity-based compensation expense, respectively.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
CASH AVAILABLE FOR DISTRIBUTION
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015 (As Revised) (1)
Net income (loss) attributable common stockholders	$(11,060)	$18,829
Non-controlling interests attributable to NSAM's Operating Partnership	(91)	182
Adjustments:
Equity-based compensation (2)	16,040	14,290
Adjustment related to joint ventures (3)	3,524	4,232
Unrealized (gain) loss from fair value adjustments and other (4)	(5,706)	3,852
Realized (gain) loss from fair value adjustments and other (5)	15,353	—
Transaction costs and other (6)	15,954	8,220
Depreciation and amortization items(7)	3,714	859
CAD	$37,728	$50,464
CAD per share (8)	$0.20	$0.27
___________________________________________________

(1)
CAD presented for the three months ended December 31, 2015 has been revised from previously reported numbers by $(1.9) million related to deferred taxes which had been a previous adjustment in the computation of CAD. This revision is related to a change in calculation methodology of CAD made during 2016. NSAM had previously reported CAD of $52.3 million, or $0.27 per share.

(2)
The three months ended December 31, 2016 includes equity-based compensation expense related to grants of NorthStar Realty stock issued prior to the NSAM Spin-off of $2.4 million, one-time grants issued in connection with the NSAM Spin-off of $5.8 million, annual grants issued to executives and employees of $7.4 million and other grants to non-employees of $0.4 million. The three months ended December 31, 2015 includes equity-based compensation expense related to grants of NorthStar Realty stock issued prior to the NSAM Spin-off of $3.0 million, one-time grants issued in connection with the NSAM Spin-off of $7.7 million, annual grants issued to executives and employees of $3.5 million and other grants to non-employees of $0.1 million.

(3)
The three months ended December 31, 2016 includes an adjustment to add $1.0 million of equity-based compensation expense, $2.7 million of depreciation and amortization expense related to unconsolidated ventures and a reduction of $(0.1) million related to net unrealized and realized gains (losses) on the Townsend Funds. The three months ended December 31, 2015 includes an adjustment to add $0.2 million of equity-based compensation expense and $4.0 million of depreciation and amortization expense related to unconsolidated ventures.

(4)	Represents the change in fair value for NSAM's investment in NorthStar Listed Companies common stock and foreign exchange gains (losses).

(5)	For the three months ended December 31, 2016, amount related to the sale of NSAM's interest in Island Hospitality Management Inc.

(6)
The three months ended December 31, 2016 includes an adjustment to add back transaction costs of $15.3 million which related to the merger with NorthStar Realty and Colony and an impairment of $0.7 million. The three months ended December 31, 2015 includes $(0.2) million of straight-line rental expense and $8.4 million of one-time expenses and transaction costs which includes a buyout and satisfaction of all participating interests related to NorthStar Income for $8.1 million.

(7)
The three months ended December 31, 2016 includes an adjustment to exclude depreciation of $2.7 million and amortization of deferred financing costs of $1.0 million. The three months ended December 31, 2015 includes an adjustment to exclude depreciation of $0.5 million and amortization of deferred financing costs of $0.4 million.

(8)	CAD per share does not take into account any potential dilution from certain restricted stock units and performance stock subject to market based performance metrics not currently achieved.

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015
ASSETS
Cash	$376,005	$185,854
Loans receivable, net
Held for investment	3,432,992	4,048,477
Held for sale	29,353	75,002
Real estate assets, net
Held for investment	3,243,631	3,132,218
Held for sale	223,954	297,887
Equity method investments	953,259	824,597
Other investments	123,182	99,868
Goodwill	680,127	678,267
Deferred leasing costs and intangible assets, net	299,980	325,513
Due from affiliates	9,971	11,713
Other assets	388,538	359,914
Total assets	$9,760,992	$10,039,310
LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities	$321,225	$325,589
Due to affiliates—contingent consideration	41,250	52,990
Dividends and distributions payable	65,972	65,688
Debt, net	3,122,792	3,587,724
Convertible senior notes, net	592,826	591,079
Total liabilities	4,144,065	4,623,070
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	250	250
Common stock	1,140	1,123
Additional paid-in capital	3,050,582	2,995,243
Distributions in excess of earnings	(246,064)	(131,278)
Accumulated other comprehensive loss	(32,109)	(18,422)
Total stockholders’ equity	2,773,799	2,846,916
Noncontrolling interests in investment entities	2,453,938	2,138,925
Noncontrolling interests in Operating Company	389,190	430,399
Total equity	5,616,927	5,416,240
Total liabilities and equity	$9,760,992	$10,039,310

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Income
Interest income	$94,355	$127,629
Property operating income	91,612	86,413
Income from equity method investments	27,149	3,421
Fee income	18,384	20,745
Other income	4,122	3,274
Total income	235,622	241,482
Expenses
Investment and servicing expenses	6,218	7,986
Transaction and merger integration costs	21,967	20,736
Interest expense	43,448	37,550
Property operating expenses	28,992	32,182
Depreciation and amortization	42,406	39,368
Provision for loan losses	17,593	6,538
Impairment loss	6,256	10,425
Compensation expense	31,149	29,513
Administrative expenses	12,939	11,507
Total expenses	210,968	195,805
Gain on sale of real estate assets, net	5,502	2,490
Other gain, net	146	3,112
Income before income taxes	30,302	51,279
Income tax (expense) benefit	(5,647)	6,697
Net income	24,655	57,976
Net income (loss) attributable to noncontrolling interests:
Investment entities	32,576	23,543
Operating Company	(3,204)	3,595
Net (loss) income attributable to Colony Capital, Inc.	(4,717)	30,838
Preferred dividends	12,093	12,093
Net (loss) income attributable to common stockholders	$(16,810)	$18,745
(Loss) Earnings per common share:
Basic	$(0.15)	$0.17
Diluted	$(0.15)	$0.17
Weighted average number of common shares outstanding:
Basic	112,539	111,444
Diluted	112,539	111,444

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015 (As Revised)(1)
Net (loss) income attributable to common stockholders	$(16,810)	$18,745
Adjustments for FFO attributable to common interests in Operating Company:
Net (loss) income attributable to noncontrolling common interests in Operating Company	(3,204)	3,595
Real estate depreciation and amortization	44,457	40,700
Impairment of real estate	6,286	8,790
Gain on sales of real estate	(19,920)	(2,673)
Less: Adjustments attributable to noncontrolling interests in investment entities	(11,830)	(15,277)
FFO attributable to common interests in Operating Company and common stockholders	$(1,021)	$53,880

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation, amortization and impairment previously adjusted for FFO	14,119	1,866
Noncash equity compensation expense	3,442	2,468
Straight-line rent revenue	(3,022)	(3,293)
Loss (gain) on change in fair value of contingent consideration	1,900	(750)
Amortization of acquired above- and below-market lease intangibles, net	81	177
Amortization of deferred financing costs and debt premiums and discounts	11,624	6,865
Unrealized gain on derivatives	(1,933)	(3,748)
Acquisition-related expenses, merger and integration costs	21,930	22,930
Amortization and impairment of investment management intangibles	3,689	9,367
Non-real estate depreciation and amortization	1,214	1,206
Amortization of gain on remeasurement of consolidated investment entities, net	22,427	29,573
Deferred tax benefit, net (3)	(2,947)	(4,179)
Net loss on SFR's non-performing loans business (4)	1,460	—
Less: Adjustments attributable to noncontrolling interests in investment entities	(23,574)	(40,722)
Core FFO attributable to common interests in Operating Company and common stockholders	$49,389	$75,640

FFO per common share / common OP Unit (5)	$(0.01)	$0.40
FFO per common share / common OP Unit—Diluted (5)	$(0.01)	$0.38
Core FFO per common share / common OP Unit (5)	$0.37	$0.56
Core FFO per common share / common OP Unit—Diluted (5)	$0.35	$0.52
Weighted average number of common Units outstanding used for FFO and Core FFO per common share and OP Unit (5)	134,699	133,993
Weighted average number of common Units outstanding used for FFO per common share and OP Unit—Diluted (5)(6)	134,699	158,687
Weighted average number of common Units outstanding used for Core FFO per common share and OP Unit—Diluted (5)	159,648	158,687
__________

(1)
FFO and Core FFO for the three months ended December 31, 2015 have been revised from previously reported numbers to reflect the changes as further described in Notes (2) and (3). The Company had previously reported FFO of $54,272, Core FFO of $76,698, Basic FFO per share of $0.41, Diluted FFO per share of $0.39, Core FFO per share of $0.57 and Diluted Core FFO per share of $0.53.

(2)
Adjustments attributable to noncontrolling interests in investment entities for the three months ended December 31, 2016 and 2015 include a cumulative correction of allocation of loss to noncontrolling interests of $4,343 and ($392), respectively.

(3)
Adjustment represents the deferred tax effect of noncash equity compensation expense and amortization and impairment of investment management intangibles. Core FFO for the three months ended December 31, 2015 has been revised to include an adjustment of $666 attributable to the deferred tax effect of noncash equity compensation expense.

(4)	Represents OP's share of SFR's net gain on its legacy SWAY non-performing loans business, which is classified as discontinued operations for SFR.

(5)	Calculated based on weighted average shares outstanding including participating securities (nonvested shares) and assuming the exchange of all common OP units outstanding for common shares.

(6)
For the three months ended December 31, 2016, excluded from the calculation of diluted FFO per share is the effect of adding back $6.8 million of interest expense and 24.9 million weighted average shares for the assumed conversion of convertible notes as their inclusion would be antidilutive.

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015
Assets
Cash and cash equivalents	$1,104,950	$224,101
Restricted cash	166,394	299,288
Operating real estate, net	7,397,231	8,702,259
Real estate debt investments, net	296,544	501,474
Real estate debt investments, held for sale	34,000	224,677
Investments in private equity funds, at fair value	416,919	1,101,650
Investments in unconsolidated ventures	167,778	155,737
Real estate securities, available for sale	445,363	702,110
Receivables, net	52,548	66,197
Receivables, related parties	1,058	2,850
Intangible assets, net	333,000	527,277
Assets of properties held for sale	1,668,305	2,742,635
Other assets	132,799	154,146
Total assets	$12,216,889	$15,404,401
Liabilities
Mortgage and other notes payable	$6,290,200	$7,164,576
Credit facilities and term borrowings	421,584	654,060
CDO bonds payable, at fair value	256,544	307,601
Exchangeable senior notes	27,410	29,038
Junior subordinated notes, at fair value	194,980	183,893
Accounts payable and accrued expenses	106,120	170,120
Due to related party	874	50,903
Derivative liabilities, at fair value	123,472	103,293
Intangible liabilities, net	110,661	149,642
Liabilities of properties held for sale	1,291,275	2,209,689
Other liabilities	59,934	165,856
Total liabilities	8,883,054	11,188,671
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock	939,118	939,118
Common stock	1,806	1,832
Additional paid-in capital	5,120,061	5,149,349
Retained earnings (accumulated deficit)	(2,901,966)	(2,309,564)
Accumulated other comprehensive income (loss)	(77,523)	18,485
Total NorthStar Realty Finance Corp. stockholders’ equity	3,081,496	3,799,220
Non-controlling interests	252,339	416,510
Total equity	3,333,835	4,215,730
Total liabilities and equity	$12,216,889	$15,404,401

NORTHSTAR REALTY FINANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016 (1)	2015 (1)
Property and other revenues
Rental and escalation income	$151,657	$194,384
Hotel related income	189,864	189,912
Resident fee income	73,813	71,930
Other revenue	4,709	18,129
Total property and other revenues	420,043	474,355
Net interest income
Interest income	29,391	41,497
Interest expense on debt and securities	1,495	2,986
Net interest income on debt and securities	27,896	38,511
Expenses
Management fee, related party	46,810	47,435
Interest expense—mortgage and corporate borrowings	111,337	126,559
Real estate properties—operating expenses	225,944	241,369
Other expenses	4,364	6,315
Transaction costs	5,885	5,573
Impairment losses	4,363	31,951
Provision for (reversal of) loan losses, net	2,620	3,381
General and administrative expenses
Compensation expense (2)	9,154	10,302
Other general and administrative expenses	5,890	4,711
Total general and administrative expenses	15,044	15,013
Depreciation and amortization	77,648	116,731
Total expenses	494,015	594,327
Other income (loss)
Unrealized gain (loss) on investments and other	85,482	(25,270)
Realized gain (loss) on investments and other	22,457	(1,671)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	61,863	(108,402)
Equity in earnings (losses) of unconsolidated ventures	22,880	47,339
Income tax benefit (expense)	(1,506)	(4,715)
Income (loss) from continuing operations	83,237	(65,778)
Income (loss) from discontinued operations	—	5,756
Net income (loss)	83,237	(60,022)
Net (income) loss attributable to non-controlling interests	(534)	8,799
Preferred stock dividends	(21,060)	(21,059)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$61,643	$(72,282)
Earnings (loss) per share:
Income (loss) per share from continuing operations	$0.34	$(0.42)
Income (loss) per share from discontinued operations	—	0.03
Basic	$0.34	$(0.39)
Diluted	$0.34	$(0.39)
Weighted average number of shares: (3)
Basic	$179,956	$185,957
Diluted	$181,811	$187,828
___________________________________________________

(1)
The consolidated financial statements for the three months ended December 31, 2016 represent the Company’s results of operations following the NRE Spin-off on October 31, 2015. The three months ended December 31, 2015 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations.

(2)	The three months ended December 31, 2016 and 2015 includes $6.4 million and $3.0 million of equity-based compensation expense, respectively.

(3)	Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

NORTHSTAR REALTY FINANCE CORP.
CASH AVAILABLE FOR DISTRIBUTION
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015 (As Revised) (1)
Net income (loss) attributable to common stockholders	$61,643	$(72,282)
Non-controlling interests	534	(8,799)

Adjustments:
Depreciation and amortization items (2)	93,001	145,950
N-Star CDO bond discounts (3)	3,740	4,483
Net interest income in consolidated N-Star CDOs	(8,210)	(10,196)
Unrealized (gain) loss from fair value adjustments / Provision for (reversal of) loan losses, net	(83,652)	25,837
Realized (gain) loss on investments (4)	(22,457)	3,296
Distributions / adjustments to joint venture partners	(7,839)	(11,357)
Transaction costs and other (5)	11,632	45,555
Adjustments related to discontinued operations (6)	—	1,364
CAD	$48,392	$123,851
CAD per share (7)	$0.26	$0.66
___________________________________________________

(1)
CAD presented for the three months ended December 31, 2015 has been revised from previously reported numbers by $(5.9) million related to deferred taxes which had been a previous adjustment in the computation of CAD. This revision is related to a change in calculation methodology of CAD made during 2016. NRF had previously reported CAD of $118.0 million, or $0.63 per share.

(2)
The three months ended December 31, 2016 includes an adjustment to exclude depreciation and amortization of $77.8 million (including $0.2 million related to unconsolidated ventures), straight-line rental income of $(5.1) million, amortization of above/below market leases of $1.4 million, amortization of deferred financing costs of $12.1 million, amortization of discount on financings and other of $0.4 million and amortization of equity-based compensation of $6.4 million. The three months ended December 31, 2015 includes an adjustment to exclude depreciation and amortization of $117.6 million (including $0.2 million related to unconsolidated ventures and $0.7 million of cash flow related to community fees), straight-line rental income of $(7.0) million, amortization of above/below market leases of $2.9 million, amortization of deferred financing costs of $15.3 million, amortization of discount on financings and other of $14.0 million (primarily related to an early loan payoff and $1.2 million of net year end adjustments) and amortization of equity-based compensation of $3.0 million.

(3)
For CAD, discounts expected to be realized on N-Star CDO bonds for consolidated CDOs are accreted on an effective yield basis based on expected maturity. For deconsolidated N-Star CDOs, N-Star CDO bond accretion is already included in net income attributable to common stockholders.

(4)
The three months ended December 31, 2016 includes an adjustment to exclude a $30.0 million net gain related to the sale of real estate investments, a $22.4 million gain related to the foreclosure of real estate, $(29.3) million non-cash loss related to securities in NRF's consolidated CDOs, $(1.4) million loss related to the sale of manufactured homes and $0.8 million of other real estate gains. The three months ended December 31, 2015 excludes $(4.6) million related to securities in NRF's consolidated CDOs, $0.1 million of foreign currency and $1.3 million of other real estate gains and includes $0.7 million related to the liquidation of CDO IV, $0.6 million related to losses in an unconsolidated venture and $0.3 million related to tax recovery.

(5)
The three months ended December 31, 2016 includes an adjustment to exclude $5.9 million of transaction costs, $4.4 million of impairment and include $1.3 million related to N-Star CDO equity interests. The three months ended December 31, 2015 includes an adjustment to exclude $5.6 million of transaction costs, $32.0 million of impairment (including $25.5 million of goodwill impairment) and $2.4 million of bad debt expense and include $5.6 million related to N-Star CDO equity interests.

(6)	The three months ended December 31, 2015 includes one month of activity of NorthStar Europe prior to the NRE Spin-off with an adjustment of $1.4 million to discontinued operations.

(7)	CAD per share does not take into account any potential dilution from NRF's outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

NorthStar Realty Finance Corp.
Reconciliation of Net Income (Loss) to NOI/EBITDA
The following tables present: (1) a reconciliation of NOI to property and other related revenues less property operating expenses for NRF's property types in our real estate segment and (2) a reconciliation of NOI of NRF's real estate segment to net income (loss) for the three months ended December 31, 2016:

(Unaudited, in thousands)	Total	Healthcare(6)	Hotel	Manufactured Housing(6)	Net Lease	Multifamily(6)	Multi-tenant Office
Property and Other Revenues:
Rental and escalation income	$151,657	$86,525	$33	$49,387	$7,381	$3,364	$4,967
Hotel related income	189,864	—	189,864	—	—	—	—
Resident fee income	73,813	73,813	—	—	—	—	—
Other revenue (1)	3,485	858	875	1,348	71	160	173
Total property and other revenues	418,819	161,196	190,772	50,735	7,452	3,524	5,140
Real estate properties - operating expenses	225,944	67,939	132,198	19,792	1,612	2,068	2,335
Adjustments:
Interest income (2)	2,882	1,375	—	1,507	—	—	—
Equity in earnings (3)	238	—	—	—	(84)	322	—
Amortization and other items (4)	(3,661)	(2,795)	(909)	—	(51)	368	(274)
NOI (5)	$192,334	$91,837	$57,665	$32,450	$5,705	$2,146	$2,531

(Unaudited, in thousands)
NOI	$192,334
Adjustments:
Straight-line rental revenue and amortization of above/below-market leases	3,720
Interest expense - mortgage and corporate borrowings	(101,526)
Other expenses	(3,942)
Depreciation and amortization	(77,459)
Unrealized gain (loss) on investments and other	(26,985)
Realized gain (loss) on investments and other	52,499
Equity in earnings (losses) of unconsolidated ventures	22,608
Impairment losses	(4,363)
Income tax benefit (expense)	(1,569)
Other items	(283)
Net income (loss) - Real estate segment	$55,034
Remaining segments (7)	28,203
Net income (loss)	$83,237
___________________________________________________

(1)	Certain other revenue earned is not included as part of NOI, including collateral management fees for administrative services in NRF's N-Star CDOs, that are not part of NRF's real estate segment.

(2)	Primarily represents interest income earned from notes receivable on manufactured homes and loans in NRF's healthcare portfolio.

(3)	Includes an adjustment related to NRF's interest in an unconsolidated joint venture in a net lease and multifamily property.

(4)	Primarily includes amortization of straight-line rental income, amortization of above/below market leases and non-recurring bad debt.

(5)	NRF considers NOI for hotels to be a proxy for earnings before interest, tax, depreciation and amortization (EBITDA).

(6)
During 2016, NRF entered into definitive agreements to sell certain of its real estate portfolios, including ten multifamily properties of which all properties were sold as of December 31, 2016, its manufactured housing portfolio and a portion of its medical office building portfolio, of which 34 properties were sold as of December 31, 2016.

(7)	Represents the net income (loss) of NRF's remaining segments to reconcile to total net income (loss).

The following table presents NOI by asset class within NRF's healthcare property type for the three months ended December 31, 2016:

(Unaudited, in thousands)	Total	Medical Office Buildings	Senior Housing - Operating	Senior Housing - Triple Net Lease	Skilled Nursing Facilities	Hospitals
Property and Other Revenues:
Rental and escalation income	$86,525	$38,377	$—	$13,561	$28,865	$5,722
Resident fee income	73,813	—	68,100	—	5,713	—
Other revenue	858	846	—	10	—	2
Total property and other revenues	161,196	39,223	68,100	13,571	34,578	5,724
Real estate properties - operating expenses	67,939	11,577	50,030	153	6,039	140
Adjustments:
Interest income	1,375	7	—	1,070	—	298
Amortization and other items	(2,795)	(1,429)	221	(459)	(371)	(757)
NOI	$91,837	$26,224	$18,291	$14,029	$28,168	$5,125